Exhibit 99.1

Navient Reports First-Quarter 2016 Financial Results

Acquired over $1.5 Billion of FFELP Loans

Completed Two FFELP ABS Transactions through April 14

Extended $7.5 Billion FFELP ABCP Facility to 2018

Private Education Loan Charge-Offs down 24 Percent from Year-Ago Quarter

WILMINGTON, Del., April 19, 2016 — Navient (Nasdaq: NAVI) today released its first-quarter 2016 financial results that include $1.5 billion of education loan purchases, two asset-backed securities (ABS) transactions and an extension of its $7.5 billion FFELP asset-backed commercial paper (ABCP) facility to 2018. Private education loan charge-offs were down 24 percent from the year-ago quarter.

“This quarter’s results benefited from the continued improvement in credit. Our private education loans continue to demonstrate positive trends with lower delinquency rates and defaults. We have also seen an improving delinquency rate for the federal loans we service,” said Jack Remondi, Navient president and CEO. “This quarter we returned to the FFELP asset-backed market even as the rating agency reviews remain open. This demonstrates the strength of the collateral and structure of our deals as well as the attractiveness of the bonds to investors. We continue on track to meet our plan targets across our business lines.”

For the first-quarter 2016, GAAP net income was $181 million ($0.53 diluted earnings per share), compared with $292 million ($0.72 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $147 million ($0.43 diluted earnings per share), compared with $194 million ($0.48 diluted earnings per share) for the year-ago quarter. The decrease is primarily the result of a $73 million reduction in net interest income. Excluding expenses associated with regulatory-related costs, first-quarter 2016 and 2015 diluted core earnings per share were $0.44 and $0.48, respectively. First-quarter 2016 operating expenses included $4 million ($0.01 diluted earnings per share) of regulatory-related costs. There were no regulatory-related costs in the first quarter of 2015.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed below, as well as changes in net income attributable to (1) restructuring and reorganization expense incurred in connection with the spin-off of Navient from SLM Corporation on April 30, 2014, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but have not been included in core earnings results. First-quarter 2016 GAAP results included gains of $54 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $166 million in the year-ago period. See “Differences between Core Earnings and GAAP” on page 14 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $66 million in first-quarter 2016, compared with the year-ago quarter’s $85 million. This decrease was primarily the result of a $33 million decrease in net interest income due to declines in the balance of the portfolio and the net interest margin. This was partially offset by a decline in expenses.

The company acquired $1.5 billion of FFELP loans in the first-quarter 2016. At March 31, 2016, Navient held $95.0 billion of FFELP loans, compared with $102.4 billion of FFELP loans held at March 31, 2015.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $61 million in first-quarter 2016, compared with the year-ago quarter’s $77 million. This decrease is primarily the result of a $43 million decrease in net interest income due to declines in the balance of the portfolio and the net interest margin, partially offset by a $16 million decline in the provision for loan losses.

Core earnings first-quarter 2016 private education loan portfolio results vs. first-quarter 2015 are as follows:

•	Delinquencies of 90 days or more of 3.2 percent of loans in repayment, down from 3.6 percent.

•	Total delinquencies of 6.2 percent of loans in repayment, down from 6.9 percent.

•	Annualized charge-off rate of 2.4 percent of average loans in repayment, down from 2.9 percent.

•	Net interest margin of 3.56 percent, down from 3.74 percent.

•	Provision for private education loan losses of $104 million, down from $120 million.

At March 31, 2016, Navient held $25.5 billion of private education loans, compared with $29.0 billion of private education loans held at March 31, 2015.

Business Services

Navient’s business services segment includes revenue primarily from its servicing, asset recovery and business processing activities.

Business services core earnings were $75 million in first-quarter 2016, compared with $86 million in the year-ago quarter. This decrease was primarily the result of lower education loan-related asset recovery revenue primarily in connection with a legislated reduction in certain fees as well as lower volumes.

The company services education loans for more than 12 million customers, including 6.3 million customers on behalf of the U.S. Department of Education (ED).

Operating Expenses

The company recognized core earnings regulatory-related costs of $4 million in the first quarter of 2016. There were no regulatory-related costs in the first quarter of 2015. Excluding these regulatory-related costs, first-quarter 2016 core earnings operating expenses were $243 million, compared with $230 million in the year-ago quarter. The increase over the year-ago quarter was due to an increase in operating costs related to Gila LLC, acquired in Feb. 2015, and to Xtend Healthcare, acquired in Oct. 2015. Excluding these acquisitions, operating expenses would have decreased 6 percent as a result of a general reduction in costs related to the implementation of various operating cost initiatives, including the successful conversion of loans to our servicing system in the third quarter of 2015 related to $8.5 billion of FFELP loans acquired in the fourth quarter of 2014.

Funding and Liquidity

During the first-quarter 2016, Navient issued $1.1 billion in FFELP ABS and $488 million in private education loan ABS. On April 14, 2016, Navient issued an additional $497 million in FFELP ABS. During the first-quarter 2016, Navient retired or repurchased $1.0 billion of senior unsecured debt.

In the first-quarter 2016, Navient increased and extended its FFELP ABCP facility with seven global financial institutions. The facility’s maturity date was extended to March 2018 from March 2017 and its maximum financing amount, which was originally scheduled to step down to $7 billion in March 2016, was increased to $7.5 billion with a step down to $6.75 billion in March 2017. This facility provides liquidity for FFELP loans.

In the first-quarter 2016, Navient extended the legal final maturity dates for Navient-sponsored FFELP securitizations totaling $2.2 billion of bonds. Since quarter end, Navient has extended an additional $1.5 billion of bonds through April 19, 2016. In total, Navient has extended the legal final maturity dates for $4.8 billion of bonds. The amendments were made at the request of investors in these trusts.

On April 15, 2016, the company completed a second private education loan ABS repurchase agreement, resulting in the issuance of $478 million collateralized by residual interests in three previously issued private education loan ABS trusts.

Shareholder Distributions

In the first-quarter 2016, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 19.2 million shares of common stock for $200 million in the first quarter of 2016. The shares were repurchased under the company’s previously disclosed share repurchase programs. As of March 31, 2016, the remaining repurchase authority was $555 million. Navient repurchased 14.7 million shares of common stock for $300 million in the year-ago quarter.

* * *

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off of Navient from SLM Corporation on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, including the restructuring initiated in the second quarter of 2015, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 25, 2016). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2015, to be consistent with classifications adopted for 2016, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, April 20, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 84069291 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through May 4 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 84069291.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing; limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s hedging transactions. The company could also be affected by, among other things: unanticipated deferrals in our FFELP securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from the politicization of student loan servicing; changes in law and regulations with respect to the student lending business and financial institutions generally; delays or errors in converting portfolio acquisitions to our servicing platform; increased competition from banks and other consumer lenders who are not subject to the same level of regulation, the creditworthiness of our customers; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in education loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Selected Historical Financial Information and Ratios

	Quarters Ended
(In millions, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
GAAP Basis
Net income attributable to Navient Corporation	$181	$286	$292
Diluted earnings per common share attributable to Navient Corporation	$.53	$.79	$.72
Weighted average shares used to compute diluted earnings per share	343	361	405
Net interest margin, FFELP Loans	1.12%	1.23%	1.25%
Net interest margin, Private Education Loans	3.49%	3.53%	3.71%
Return on assets	.57%	.87%	.85%
Ending FFELP Loans, net	$95,018	$96,498	$102,424
Ending Private Education Loans, net	25,547	26,394	28,990

Ending total education loans, net	$120,565	$122,892	$131,414

Average FFELP Loans	$95,721	$97,472	$103,617
Average Private Education Loans	26,577	27,551	30,105

Average total education loans	$122,298	$125,023	$133,722

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$147	$172	$194
Diluted earnings per common share attributable to Navient Corporation	$.43	$.48	$.48
Weighted average shares used to compute diluted earnings per share	343	361	405
Net interest margin, FFELP Loans	.81%	.84%	.88%
Net interest margin, Private Education Loans	3.56%	3.61%	3.74%
Return on assets	.46%	.52%	.56%
Ending FFELP Loans, net	$95,018	$96,498	$102,424
Ending Private Education Loans, net	25,547	26,394	28,990

Ending total education loans, net	$120,565	$122,892	$131,414

Average FFELP Loans	$95,721	$97,472	$103,617
Average Private Education Loans	26,577	27,551	30,105

Average total education loans	$122,298	$125,023	$133,722

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
FFELP Loan spread	.89%	.93%	.96%
Net interest margin	.81%	.84%	.88%
Provision for loan losses	$7	$7	$5
Charge-offs	$15	$13	$7
Charge-off rate	.08%	.07%	.03%
Total delinquency rate	14.1%	15.3%	15.9%
Greater than 90-day delinquency rate	7.0%	8.3%	8.4%
Forbearance rate	14.4%	15.2%	15.5%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Private Education Loan spread	3.70%	3.73%	3.87%
Net interest margin	3.56%	3.61%	3.74%
Provision for loan losses	$104	$110	$120
Charge-offs	$144	$141	$190
Charge-off rate	2.4%	2.3%	2.9%
Total delinquency rate	6.2%	7.2%	6.9%
Greater than 90-day delinquency rate	3.2%	3.4%	3.6%
Forbearance rate	3.7%	3.8%	3.8%
Loans in repayment with more than 12 payments made	95.2%	94.1%	92.6%
Cosigner rate	64%	64%	64%

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	March 31, 2016	December 31, 2015	March 31, 2015
Number of accounts serviced for ED (in millions)	6.3	6.3	6.2
Total federal loans serviced	$291	$288	$282
Contingent collections receivables inventory:
Education loans	$10.1	$10.3	$11.0
Other	9.1	9.9	9.2

Total contingent collections receivables inventory	$19.2	$20.2	$20.2

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				March 31, 2016 vs. December 31, 2015		March 31, 2016 vs. March 31, 2015
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015	$	%	$	%
Interest income:
FFELP Loans	$634	$631	$637	$3	—%	$(3)	—%
Private Education Loans	411	421	456	(10)	(2)	(45)	(10)
Other loans	1	2	2	(1)	(50)	(1)	(50)
Cash and investments	5	3	2	2	67	3	150

Total interest income	1,051	1,057	1,097	(6)	(1)	(46)	(4)
Total interest expense	565	521	514	44	8	51	10

Net interest income	486	536	583	(50)	(9)	(97)	(17)
Less: provisions for loan losses	111	115	125	(4)	(3)	(14)	(11)

Net interest income after provisions for loan losses	375	421	458	(46)	(11)	(83)	(18)
Other income (loss):
Servicing revenue	82	82	77	—	—	5	6
Asset recovery and business processing revenue	90	92	89	(2)	(2)	1	1
Other income (loss)	(13)	4	7	(17)	(425)	(20)	(286)
Gains (losses) on sales of loans and investments	—	(21)	5	21	(100)	(5)	(100)
Gains on debt repurchases	—	21	—	(21)	(100)	—	—
Gains (losses) on derivative and hedging activities, net	1	93	71	(92)	(99)	(70)	(99)

Total other income (loss)	160	271	249	(111)	(41)	(89)	(36)
Expenses:
Operating expenses	247	235	230	12	5	17	7
Goodwill and acquired intangible asset impairment and amortization expense	4	5	1	(1)	(20)	3	300
Restructuring and other reorganization expenses	—	—	3	—	—	(3)	(100)

Total expenses	251	240	234	11	5	17	7

Income from continuing operations before income tax expense	284	452	473	(168)	(37)	(189)	(40)
Income tax expense	103	166	181	(63)	(38)	(78)	(43)

Net income from continuing operations	181	286	292	(105)	(37)	(111)	(38)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—

Net income	181	286	292	(105)	(37)	(111)	(38)
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	$181	$286	$292	$(105)	(37)%	$(111)	(38)%

Basic earnings per common share attributable to Navient Corporation	$.53	$.80	$.73	$(.27)	(34)%	$(.20)	(27)%

Diluted earnings per common share attributable to Navient Corporation	$.53	$.79	$.72	$(.26)	(33)%	$(.19)	(26)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
FFELP Loans (net of allowance for losses of $70, $78 and $91, respectively)	$95,018	$96,498	$102,424
Private Education Loans (net of allowance for losses of $1,434, $1,471 and $1,849, respectively)	25,547	26,394	28,990
Cash and investments	1,595	2,095	2,654
Restricted cash and investments	3,818	3,738	3,799
Goodwill and acquired intangible assets, net	702	705	549
Other assets	4,697	4,682	5,456

Total assets	$131,377	$134,112	$143,872

Liabilities
Short-term borrowings	$2,363	$2,570	$4,090
Long-term borrowings	122,920	124,833	132,330
Other liabilities	2,255	2,710	3,361

Total liabilities	127,538	130,113	139,781

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 433 million, 431 million and 429 million shares, respectively, issued	4	4	4
Additional paid-in capital	2,975	2,967	2,935
Accumulated other comprehensive income, net of tax expense	(132)	(51)	(36)
Retained earnings	2,604	2,480	1,951

Total Navient Corporation stockholders’ equity before treasury stock	5,451	5,400	4,854
Less: Common stock held in treasury: 103 million, 82 million and 40 million shares, respectively	(1,636)	(1,425)	(767)

Total Navient Corporation stockholders’ equity	3,815	3,975	4,087
Noncontrolling interest	24	24	4

Total equity	3,839	3,999	4,091

Total liabilities and equity	$131,377	$134,112	$143,872

Consolidated Earnings Summary — GAAP basis

Three Months Ended March 31, 2016 Compared with Three Months Ended March 31, 2015

For the three months ended March 31, 2016, net income was $181 million, or $0.53 diluted earnings per common share, compared with net income of $292 million, or $0.72 diluted earnings per common share, for the three months ended March 31, 2015. The decrease in net income was primarily due to a $97 million decrease in net interest income, a $70 million decrease in net gains on derivative and hedging activities, a $20 million decrease in other income and a $17 million increase in operating expenses. This was partially offset by a $14 million decrease in the provision for loan losses, a $6 million increase in servicing, asset recovery and business processing revenue, and a $3 million decrease in restructuring and other reorganization expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $97 million, as a result of a decline in the loan balance and net interest margin.

•

Provisions for loan losses decreased $14 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•	Servicing revenue increased by $5 million primarily due to an increase in the number of accounts serviced for ED.

•

Asset recovery and business processing revenue increased $1 million. This increase was primarily due to additional revenue from Gila LLC (acquired in February 2015) and from Xtend Healthcare (acquired in October 2015), which was offset by a reduction in revenue related to a legislative reduction in certain education loan-related fees earned as well as a decrease in education loan-related asset recovery volume.

•

Other income decreased $20 million primarily due to a reduction in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Net gains on derivative and hedging activities decreased $70 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

First-quarter 2016 expenses included regulatory-related costs of $4 million. There were no regulatory-related costs in the first quarter of 2015. Excluding these regulatory-related costs, first-quarter 2016 operating expenses were $243 million, a $13 million increase from the year-ago quarter. This increase was due to an increase in operating costs related to Gila LLC (acquired in February 2015) and to Xtend Healthcare (acquired in October 2015). Excluding these acquisitions, operating expenses would have decreased 6 percent as a result of a general reduction in costs related to the implementation of various operating cost initiatives, including the successful conversion of loans to our servicing system in the third quarter of 2015 related to $8.5 billion of FFELP loans acquired in the fourth quarter of 2014.

•

Restructuring and other reorganization expenses decreased from $3 million in the year-ago quarter to $0 million. The year-ago quarter’s expenses were primarily related to third-party costs incurred in connection with the Spin-Off.

We repurchased 19.2 million and 14.7 million shares of our common stock during the three months ended March 31, 2016 and 2015, respectively, as part of our common share repurchase programs. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 62 million common shares from the year-ago quarter.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended March 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)	Total GAAP
Interest income:
Education loans	$555	$411	$—	$—	$—	$966	$138	$(59)	$79	$1,045
Other loans	—	—	—	1	—	1	—	—	—	1
Cash and investments	3	1	—	1	—	5	—	—	—	5

Total interest income	558	412	—	2	—	972	138	(59)	79	1,051
Total interest expense	358	172	—	26	—	556	9	—	9	565

Net interest income (loss)	200	240	—	(24)	—	416	129	(59)	70	486
Less: provisions for loan losses	7	104	—	—	—	111	—	—	—	111

Net interest income (loss) after provisions for loan losses	193	136	—	(24)	—	305	129	(59)	70	375
Other income (loss):
Servicing revenue	16	4	163	—	(101)	82	—	—	—	82
Asset recovery and business processing revenue	—	—	90	—	—	90	—	—	—	90
Other income (loss)	—	—	1	3	—	4	(129)	113	(16)	(12)
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	16	4	254	3	(101)	176	(129)	113	(16)	160
Expenses:
Direct operating expenses	104	43	134	6	(101)	186	—	—	—	186
Overhead expenses	—	—	—	61	—	61	—	—	—	61

Operating expenses	104	43	134	67	(101)	247	—	—	—	247
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	104	43	134	67	(101)	247	—	4	4	251

Income (loss) from continuing operations, before income tax expense (benefit)	105	97	120	(88)	—	234	—	50	50	284
Income tax expense (benefit)(3)	39	36	45	(33)	—	87	—	16	16	103

Net income (loss) from continuing operations	66	61	75	(55)	—	147	—	34	34	181
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$66	$61	$75	$(55)	$—	$147	$—	$34	$34	$181

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$70	$—	$70
Total other income (loss)	—	(16)	—	(16)
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	4	4
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$54	$(4)	50

Income tax expense				16

Net income				$34

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)	Total GAAP
Interest income:
Education loans	$530	$421	$—	$—	$—	$951	$161	$(60)	$101	$1,052
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	2	—	—	1	—	3	—	—	—	3

Total interest income	532	421	—	3	—	956	161	(60)	101	1,057
Total interest expense	317	165	—	29	—	511	10	—	10	521

Net interest income (loss)	215	256	—	(26)	—	445	151	(60)	91	536
Less: provisions for loan losses	7	110	—	(2)	—	115	—	—	—	115

Net interest income (loss) after provisions for loan losses	208	146	—	(24)	—	330	151	(60)	91	421
Other income (loss):
Servicing revenue	16	4	165	—	(103)	82	—	—	—	82
Asset recovery and business processing revenue	—	—	92	—	—	92	—	—	—	92
Other income	—	—	—	2	—	2	(151)	246	95	97
Gains (losses) on sales of loans and investments	—	(21)	—	—	—	(21)	—	—	—	(21)
Gains on debt repurchases	—	—	—	21	—	21	—	—	—	21

Total other income (loss)	16	(17)	257	23	(103)	176	(151)	246	95	271
Expenses:
Direct operating expenses	106	41	130	10	(103)	184	—	—	—	184
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	106	41	130	61	(103)	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	106	41	130	61	(103)	235	—	5	5	240

Income (loss) from continuing operations, before income tax expense (benefit)	118	88	127	(62)	—	271	—	181	181	452
Income tax expense (benefit)(3)	44	32	46	(23)	—	99	—	67	67	166

Net income (loss) from continuing operations	74	56	81	(39)	—	172	—	114	114	286
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$74	$56	$81	$(39)	$—	$172	$—	$114	$114	$286

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$91	$—	$91
Total other income	—	95	—	95
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	5	5
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$186	$(5)	181

Income tax expense				67

Net income				$114

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$534	$456	$—	$—	$—	$990	$162	$(59)	$103	$1,093
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	535	456	—	3	—	994	162	(59)	103	1,097
Total interest expense	302	173	—	30	—	505	9	—	9	514

Net interest income (loss)	233	283	—	(27)	—	489	153	(59)	94	583
Less: provisions for loan losses	5	120	—	—	—	125	—	—	—	125

Net interest income (loss) after provisions for loan losses	228	163	—	(27)	—	364	153	(59)	94	458
Other income (loss):
Servicing revenue	18	7	163	—	(111)	77	—	—	—	77
Asset recovery and business processing revenue	—	—	89	—	—	89	—	—	—	89
Other income	—	—	2	4	—	6	(153)	225	72	78
Gains on sales of loans and investments	5	—	—	—	—	5	—	—	—	5
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	23	7	254	4	(111)	177	(153)	225	72	249
Expenses:
Direct operating expenses	115	46	116	4	(111)	170	—	—	—	170
Overhead expenses	—	—	—	60	—	60	—	—	—	60

Operating expenses	115	46	116	64	(111)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	1	1	1
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	3	3	3

Total expenses	115	46	116	64	(111)	230	—	4	4	234

Income (loss) from continuing operations, before income tax expense (benefit)	136	124	138	(87)	—	311	—	162	162	473
Income tax expense (benefit)(3)	51	47	52	(33)	—	117	—	64	64	181

Net income (loss) from continuing operations	85	77	86	(54)	—	194	—	98	98	292
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$85	$77	$86	$(54)	$—	$194	$—	$98	$98	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$94	$—	$94
Total other income	—	72	—	72
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	1	1
Restructuring and other reorganization expenses	3	—	—	3

Total “Core Earnings” adjustments to GAAP	$(3)	$166	$(1)	162

Income tax expense				64

Net income				$98

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
“Core Earnings” net income attributable to Navient Corporation	$147	$172	$194
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	—	—	(3)
Net impact of derivative accounting	54	186	166
Net impact of goodwill and acquired intangible assets	(4)	(5)	(1)
Net tax effect	(16)	(67)	(64)

Total “Core Earnings” adjustments to GAAP	34	114	98

GAAP net income attributable to Navient Corporation	$181	$286	$292

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient became an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed SLM BankCo was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and other reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

The restructuring and other reorganization expense incurred in connection with the Spin-Off includes the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
SLM BankCo net income, before income tax expense	$—	$—	$—
Restructuring and reorganization expense in connection with the Spin-Off	—	—	(3)

Total net impact, before income tax expense	$—	$—	$(3)

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$1	$93	$71
Plus: Realized losses on derivative and hedging activities, net(1)	129	151	153

Unrealized gains (losses) on derivative and hedging activities, net(2)	130	244	224
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(59)	(60)	(59)
Other derivative accounting adjustments(3)	(17)	2	1

Total net impact of derivative accounting(4)	$54	$186	$166

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Floor Income Contracts	$27	$245	$72
Basis swaps	12	(4)	—
Foreign currency hedges	88	(9)	145
Other	3	12	7

Total unrealized gains (losses) on derivative and hedging activities, net	$130	$244	$224

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(138)	$(161)	$(162)
Net settlement income on interest rate swaps reclassified to net interest income	9	10	9
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(129)	$(151)	$(153)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of March 31, 2016, derivative accounting has reduced GAAP equity by approximately $329 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Beginning impact of derivative accounting on GAAP equity	$(281)	$(429)	$(553)
Net impact of net unrealized gains (losses) under derivative accounting(1)	(48)	148	48

Ending impact of derivative accounting on GAAP equity	$(329)	$(281)	$(505)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Total pre-tax net impact of derivative accounting recognized in net income(a)	$54	$186	$166
Tax impact of derivative accounting adjustments recognized in net income	(20)	(69)	(73)
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	(82)	31	(45)

Net impact of net unrealized gains (losses) under derivative accounting	$(48)	$148	$48

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of March 31, 2016, the remaining amortization term of the net floor premiums was approximately 3.75 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of March 31, 2016, the hedged period is from April 2016 through October 2021. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Unamortized net Floor premiums (net of tax)	$(114)	$(145)	$(258)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(524)	(342)	(320)

Total(1)	$(638)	$(487)	$(578)

(1)	$(1.0) billion, $(773) million and $(916) million on a pre-tax basis as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(4)	$(5)	$(1)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	March 31, 2016		December 31, 2015		March 31, 2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,927		$2,040		$2,894
Loans in forbearance(2)	916		973		1,030
Loans in repayment and percentage of each status:
Loans current	22,313	93.8%	22,731	92.8%	24,451	93.1%
Loans delinquent 31-60 days(3)	434	1.8	577	2.4	528	2.0
Loans delinquent 61-90 days(3)	290	1.2	348	1.4	341	1.3
Loans delinquent greater than 90 days(3)	749	3.2	846	3.4	940	3.6

Total Private Education Loans in repayment	23,786	100%	24,502	100%	26,260	100%

Total Private Education Loans, gross	26,629		27,515		30,184
Private Education Loan unamortized discount	(515)		(531)		(581)

Total Private Education Loans	26,114		26,984		29,603
Private Education Loan receivable for partially charged-off loans	867		881		1,236
Private Education Loan allowance for losses	(1,434)		(1,471)		(1,849)

Private Education Loans, net	$25,547		$26,394		$28,990

Percentage of Private Education Loans in repayment		89.3%		89.0%		87.0%

Delinquencies as a percentage of Private Education Loans in repayment		6.2%		7.2%		6.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.7%		3.8%		3.8%

Loans in repayment with more than 12 payments made		95.2%		94.1%		92.6%

Cosigner rate		64%		64%		64%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Allowance at beginning of period	$1,471	$1,505	$1,916
Provision for Private Education Loan losses	104	110	120
Charge-offs(1)	(144)	(141)	(190)
Reclassification of interest reserve(2)	3	2	3
Loan sales	—	(5)	—

Allowance at end of period	$1,434	$1,471	$1,849

Charge-offs as a percentage of average loans in repayment (annualized)	2.4%	2.3%	2.9%
Allowance coverage of charge-offs (annualized)	2.5	2.6	2.4
Allowance as a percentage of the ending total loan balance	5.2%	5.2%	5.9%
Allowance as a percentage of ending loans in repayment	6.0%	6.0%	7.0%
Ending total loans(3)	$27,496	$28,396	$31,420
Average loans in repayment	$24,180	$24,915	$26,644
Ending loans in repayment	$23,786	$24,502	$26,260

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of March 31, 2016, we considered several factors with respect to our Private Education Loan portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 6.2 percent from 6.9 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.2 percent from 3.6 percent in the year-ago quarter. The “Core Earnings” charge-off rate decreased to 2.4 percent from 2.9 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) decreased to 3.7 percent from 3.8 percent in the year-ago quarter.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $104 million in the first quarter of 2016, down $16 million from the first quarter of 2015. This decrease in provision is primarily a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The financial crisis, which began in 2007, impacted our collections on defaulted loans and as a result, Private Education Loans which defaulted from 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. For that reason, until we gained enough data and experience to determine the long-term, post-default recovery rate of 21 percent in second-quarter 2015, we established a reserve for potential shortfalls in recoveries. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. We no longer expect to have significant periodic recovery shortfalls as a result of this change; however, it is possible we may continue to experience such shortfalls.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Receivable at beginning of period	$881	$892	$1,245
Expected future recoveries of current period defaults(1)	36	36	62
Recoveries(2)	(50)	(47)	(52)
Charge-offs(3)	—	—	(19)

Receivable at end of period	867	881	1,236
Allowance for estimated recovery shortfalls(4)	—	—	(380)

Net receivable at end of period	$867	$881	$856

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Prior to second-quarter 2015, charge-offs represent the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $1.8 billion overall allowance for Private Education Loan losses as of March 31, 2015. This component of the allowance was removed in the second quarter of 2015 due to the increase in the charge-off rate discussed above.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we may purchase Private Education Loan and FFELP Loan portfolios from third parties.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,173	$1,598	$2,058
Unencumbered FFELP Loans	736	1,005	1,800

Total GAAP and “Core Earnings” basis	$1,909	$2,603	$3,858

Average Balances

	Quarters Ended
(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,186	$1,458	$1,817
Unencumbered FFELP Loans	1,108	1,159	2,032

Total GAAP and “Core Earnings” basis	$2,294	$2,617	$3,849

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2016, December 31, 2015 and March 31, 2015, the maximum additional capacity under these facilities was $1.2 billion, $3.6 billion and $12.5 billion, respectively. For the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, the average maximum additional capacity under these facilities was $1.9 billion, $8.8 billion and $12.9 billion, respectively. The $11.3 billion reduction in the maximum additional capacity between March 31, 2015 and March 31, 2016 primarily related to a $7.1 billion reduction in the availability under the facility with the Federal Home Loan Bank of Des Moines (“FHLB”). As previously disclosed, we received notice from FHLB that availability under the facility would be reduced and will mature in the first quarter of 2021. Both of these actions were taken by the FHLB in relation to the publication in January 2016 of new rules by the Federal Home Finance Agency, the primary regulator of the FHLB, governing eligibility of, and borrowing capacity for, certain insurance companies who are existing members of the Federal Home Loan Bank system. As of March 31, 2016, the maximum capacity and the amount outstanding under this facility was $3.6 billion and we do not expect to borrow more than this amount in the future.

In addition to the FFELP Loan–other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facility. This facility provides liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short-term facilities. The maximum capacity under this facility is $1 billion and it matures in June 2016. At March 31, 2016, the available capacity under this facility was $630 million. Borrowing under this facility will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans.

At March 31, 2016, we had a total of $7.7 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.8 billion of our unencumbered tangible assets of which $3.1 billion and $0.7 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2016, we had $11.3 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). In fourth-quarter 2015, we closed on a $550 million Private Education Loan ABS repurchase facility (“Repurchase Facility”). On April 15, 2016, the Company completed a second Private Education Loan ABS repurchase agreement, resulting in the issuance of $478 million collateralized by Residual Interests in three previously issued Private Education Loan ABS trusts. This is an example of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, the Repurchase Facility has a cost of funds lower than what our unsecured debt new issuance cost of funds would be.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	March 31, 2016	December 31, 2015	March 31, 2015
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.9	$5.0	$4.9
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.4	6.3	6.7
Tangible unencumbered assets(1)	7.7	8.8	11.9
Senior unsecured debt	(14.1)	(15.1)	(17.3)
Mark-to-market on unsecured hedged debt(2)	(1.0)	(.7)	(1.0)
Other liabilities, net	(.8)	(1.0)	(1.7)

Total tangible equity — GAAP Basis	$3.1	$3.3	$3.5

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2016, December 31, 2015 and March 31, 2015, there were $913 million, $670 million and $913 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.